EXHIBIT 3.1


                                                              State of Delaware
                                                             Secretary of State
                                                       Division of Corporations
                                                  Delivered 05:17 PM 10/30/2007
                                                      FILED 04:44 PM 10/30/2007
                                                    SRV071171182 - 3263360 FILE


                              STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT
   OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF
                          ON THE GO HEALTHCARE, INC.

On The Go Healthcare, Inc. filed a Certificate of Incorporation with the Secretary of State of Delaware on July 21, 2000. A Restated Certificate of Incorporation was filed on July 14, 2004. A Certificate of Amendment to the Restated Certificate of Incorporation was filed on September 22, 2004. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on August 1, 2006. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on June 6, 2007 and corrected on July 18, 2007. A Certificate of Designation was filed on July 18, 2007. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on August 13, 2007. Following is an Amendment to the Amended and Restated Certificate of Incorporation, as amended:

It is hereby certified that:

1. The name of the corporation (the "Corporation") is On The Go Healthcare,
   Inc.

2. The Amended and Restated Certificate of Incorporation, as amended, is hereby amended by deleting Article THIRTEENTH in its entirety and deleting Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is: one billion one million (1,001,000,000) shares, consisting of a class of one billion (1,000,000,000) shares of Common Stock, par value of $0.0001per share and a class of one million (1,000,000) shares of Preferred Stock, par value of $0.01 per share.

The Preferred Stock shall be issued in series.

The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of
shares that will comprise each series.   For each series, the Board of
Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

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(e) The terms and conditions, if any, on which shares may be converted or exchanged;

(f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

Upon the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), every fifty issued and outstanding shares of the Corporation will be combined into and automatically become one outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the forgoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder will be rounded to the nearest whole share. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock."

3. That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.

4. This Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective on November 12, 2007.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 30th day of October, 2007.


By: /s/Stuart Turk
---------------------
Authorized Officer

Title: President, Chief Executive Officer, and Chairman of the Board

Name: Stuart Turk

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